3033 Campus Drive Suite E490 Plymouth, MN 55441 www.mosaicco.com	Tel 800-918-8270 Fax 763-577-2986

Press Release

MEDIA CONTACT:	Linda Thrasher, 763-577-2864

INVESTOR CONTACT:	Christine Battist, 763-577-2828

MOSAIC REPORTS FISCAL YEAR 2009 THIRD QUARTER RESULTS

PLYMOUTH, MN, April 7, 2009 – The Mosaic Company (NYSE: MOS) announced today net earnings of $58.8 million, or $0.13 per diluted share, for the third quarter ended February 28, 2009. These results compare with net earnings of $520.8 million, or $1.17 per share, for the third quarter ended February 29, 2008. The Company maintained a strong financial position, with cash and cash equivalents of $2.5 billion as of February 28, 2009.

KEY ITEMS

•	The average diammonium phosphate (DAP) selling price was $413 per tonne and total phosphate sales volumes were 1.1 million tonnes

•	The average muriate of potash (MOP) selling price was $565 per tonne and total potash sales volumes were 0.8 million tonnes

•	Foreign currency transaction gains were $47.1 million, or $0.07 per share, compared to a gain of $1.5 million a year ago

•	Net unrealized mark-to-market derivative losses impacted gross margin by $30.5 million, or $0.05 per share, compared to net unrealized derivative gains of $40.0 million a year ago

•	An inventory valuation write-down of $28.3 million, or $0.05 per share, was recorded primarily in the Offshore segment

•	The Company has increased its phosphate production in the fiscal fourth quarter while maintaining reduced production levels in potash

•	Fiscal fourth quarter results are expected to improve from third quarter levels while remaining weak compared to the recent past

Mosaic had net sales in the third quarter of fiscal 2009 of $1.4 billion, a decrease of $771.7 million, or 36%, compared to the same period a year ago.

Mosaic’s gross margin for the third quarter of fiscal 2009 was $140.3 million, or 10% of net sales, compared with $727.9 million, or 34% of net sales, a year ago. Third quarter operating earnings were $43.7 million compared with $647.4 million a year ago. Mosaic’s third quarter results were driven by significantly lower sales and production volumes, higher raw material costs, and lower phosphate selling prices. This was due to a change in buyer sentiment resulting from, among other factors, lower grain prices, a build-up of inventories in the distribution supply chains, the global economic slowdown and the recalibration of the phosphate market to reflect lower raw material input costs.

“Despite the turmoil in commodity markets, we remain confident that long-term agricultural fundamentals are excellent. This is a self-correcting cycle because demand for crop nutrients can only be deferred for so long,” said Jim Prokopanko, Mosaic’s President and Chief Executive Officer. “Large crops are still required to secure the world’s food supply and crop nutrients will play an essential role in achieving that objective. We are well positioned financially and strategically to serve our customers and create value for our shareholders.”

Potash

Net sales in the Potash segment were $480.8 million for the third quarter, a decline from $547.3 million a year ago. The Potash segment’s gross margin was $206.6 million in the third quarter, or 43% of net sales, compared with $209.1 million, or 38% of net sales a year ago. Operating earnings were $186.0 million during the third quarter, a decline from $195.9 million in the same period last year. Operating earnings were down slightly from the prior year as a result of a decline in sales volumes, the effects of significantly lower operating rates on fixed cost absorption and net unrealized mark-to-market derivative losses offset by substantially higher selling prices and favorable foreign exchange impacts.

Net unrealized mark-to-market derivative losses were $28.5 million in the third quarter of fiscal 2009 compared with a net gain of $11.1 million for the same period a year ago.

The average third quarter MOP selling price, FOB plant, was $565 per tonne, which is a $344 per tonne increase compared with a year ago and a $36 per tonne increase compared with the second quarter of fiscal 2009.

The Potash segment’s total sales volume was 0.8 million tonnes for the third quarter compared to 2.1 million tonnes a year ago. The decline in sales volumes was primarily due to lower customer demand as a result of the factors noted above. Because of slow demand and in order to more effectively manage inventories, Mosaic reduced potash production in the third quarter of fiscal 2009 and will continue to do so until demand improves. In total, Mosaic anticipates a reduction of potash production of approximately 2.0 million tonnes during fiscal 2009. Potash sales volumes in the fourth quarter of fiscal 2009 are expected to be roughly comparable with third quarter levels. Gross margins will continue to be impacted by the effects of significantly lower operating rates on fixed cost absorption and lower volumes.

Phosphates

Net sales in the Phosphates segment were $552.4 million for the third quarter, compared with net sales of $1.3 billion a year ago. Phosphates’ third quarter gross margin was a loss of $63.2 million, compared with gross margin of $478.4 million, or 38% of net sales, for the same period a year ago. The Phosphates segment had an operating loss of $123.9 million compared with operating income of $442.7 million in the same period last year. The primary factors impacting results were a 50% decline in sales volumes, higher raw material costs, the effects of significantly lower operating rates on fixed cost absorption, lower selling prices and net unfavorable realized and unrealized derivative activity compared with a year ago.

The average third quarter DAP selling price, FOB plant, was $413 per tonne, which was a $74 per tonne decrease compared with a year ago and a $670 per tonne decrease compared with the second quarter of fiscal 2009. The DAP price momentum of the past several quarters reversed toward the end of the second quarter of fiscal 2009 resulting from the factors noted above.

The Phosphates segment’s total sales volume was 1.1 million tonnes for the third quarter compared to 2.2 million tonnes a year ago. Mosaic reduced third quarter phosphate production in response to a build-up of inventories in crop nutrient distribution channels and a decline in overall demand. Recently, the Company increased production closer to normal levels due to increased demand and sales orders. Phosphate sales volumes in the fourth quarter of fiscal 2009 are expected to be above third quarter levels, but below the prior year level. With DAP selling prices currently in the mid- $300 per tonne range, fourth quarter gross margin is expected to be positive but will be adversely affected by higher cost raw materials and finished products which are currently in inventory. The Company expects lower cost raw materials to begin benefiting gross margin in the latter half of the fourth quarter with a more favorable impact in first quarter of fiscal 2010.

Net unrealized mark-to-market derivative gains were $2.8 million in the third quarter of fiscal 2009 compared with $25.7 million for the same period a year ago.

Offshore

The Offshore segment’s net sales totaled $344.7 million during the third quarter compared with $387.0 million for the same period a year ago. Gross margin decreased to a loss of $81.5 million in the third quarter compared to a gross margin of $43.2 million, or 11% of net sales, for the same period last year. Offshore incurred an operating loss of $103.6 million in the third quarter compared to operating earnings of $18.1 million a year ago. The operating loss resulted from a decline in sales volumes, reduced selling prices and a $32.5 million lower of cost or market inventory write-down. This was primarily related to high cost inventories held in Brazil and Argentina where market pricing deteriorated from second quarter levels. Mosaic expects the Offshore segment’s results to remain weak until demand improves and the high-cost inventories on hand are sold.

Other

Selling, general, and administrative expenses (SG&A) were $71.3 million in the third quarter compared to $81.2 million last year and were lower due primarily to a decline in incentive compensation accruals.

Net interest expense totaled $8.2 million in the third quarter, down from $24.7 million a year ago, resulting from higher cash balances and lower debt levels.

A foreign currency transaction gain of $47.1 million was recorded for the third quarter compared to a gain of $1.5 million for the same period a year ago. This non-cash gain is the result of the effect of a weakening Canadian dollar on significant U.S. dollar denominated intercompany receivables and cash held by Mosaic’s Canadian affiliates, partially offset by the effect of a weakening Brazilian Real on significant U.S. dollar denominated payables in that country.

Income tax expense was $30.7 million in the third quarter resulting in an effective tax rate of 37% compared to $159.2 million, or an effective tax rate of 25% for the same period last year. The higher effective tax rate in the third quarter of fiscal 2009 was attributable to the fact that no tax benefit was recorded on losses in Brazil, partially offset by the favorable effect of certain discrete items in the quarter.

Total equity earnings in non-consolidated subsidiaries were $6.0 million in the third quarter, compared with $30.9 million for the same period a year ago. The reduction is primarily the result of the sale of Mosaic’s interest in Saskferco in October 2008. Mosaic’s equity earnings in Saskferco in the third quarter of fiscal 2008 were $23.3 million. Equity earnings in Fertifos S.A. were $7.2 million for the third quarter compared to $6.0 million for the same period last year.

Mosaic ended the third quarter with $2.5 billion in cash and cash equivalents. Cash flow used in operating activities for the three months ended February 28, 2009 was $11.2 million, a decline from cash flow provided by operating activities of $528.0 million a year ago, largely due to reduced earnings. Mosaic’s total debt as of February 28, 2009 was $1.4 billion compared to $1.7 billion as of February 29, 2008.

Year-to-Date

For the nine months ended February 28, 2009 net sales were $8.7 billion, an increase of 37% compared to last year. Year-to-date operating earnings were $2.3 billion compared with $1.6 billion for the same period a year ago. Year-to-date SG&A expenses were $238.1 million compared with $227.6 million for the same period in fiscal 2008. A foreign currency transaction gain of $166.1 million was recorded in the nine months ended February 28, 2009, compared to a loss of $70.3 million for the same period a year ago. Unrealized mark-to-market derivative losses, largely on natural gas contracts, totaled $165.5 million compared to gains of $7.9 million the prior year. Equity earnings in non-consolidated entities for the nine months ended February 28, 2009 was $94.5 million, up slightly from $88.2 million a year ago. The Company’s results for the nine months ended February 28, 2009 also includes a $673.4 million gain on the sale of Mosaic’s interest in Saskferco.

Outlook

The global phosphate market appears to have stabilized with a number of customers returning to the market in recent weeks. Potash customers, however, continue to be cautious and the Company expects fourth quarter potash sales to remain weak.

Longer-term, world grain and oilseed use is expected to continue to increase at a faster pace than historical trends resulting from steady population growth, higher per capita incomes and further increases in biofuels production. This will require additional harvested area and steady increases in yields, which can be accomplished through more intensive and balanced crop nutrient use and improved crop genetics. In addition, the combination of strong grain prices and declining crop input costs is keeping farm economics attractive and underpinning strong crop nutrient demand prospects.

About The Mosaic Company

The Mosaic Company is one of the world’s leading producers and marketers of concentrated phosphate and potash crop nutrients. Mosaic is a single source provider of phosphates and potash fertilizers and feed ingredients for the global agriculture industry. More information on the company is available at www.mosaicco.com.

Mosaic will conduct a conference call on Wednesday, April 8, 2009 at 9:00 a.m. EDT to discuss third quarter results. Simultaneously, the presentation slides and audio webcast of the conference call may be accessed through Mosaic’s website at www.mosaicco.com/investors. Additionally, the conference call-in number is 888-679-8018 and the passcode is 16232827. This webcast will be available up to one year from the time of the earnings call.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include but are not limited to the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets that are subject to competitive and other pressures and the effects of the current economic and financial turmoil; the build-up of inventories in the distribution channels for crop nutrients; changes in foreign currency and exchange rates; international trade risks; changes in government policy; changes in environmental and other governmental regulation; adverse weather conditions affecting operations in Central Florida or the Gulf Coast of the United States, including potential hurricanes or excess rainfall; actual costs of asset retirement, environmental remediation, reclamation or other environmental regulation differing from management’s current estimates; accidents and other disruptions involving Mosaic’s operations, including brine inflows at its Esterhazy, Saskatchewan potash mine and other potential mine fires, floods, explosions, seismic events or releases of hazardous or volatile chemicals, as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.

Condensed Consolidated Statements of Earnings

(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended		Nine months ended
	February 28 2009	February 29 2008	February 28 2009	February 29 2008
Net sales	$1,375.5	$2,147.2	$8,704.5	$6,345.9
Cost of goods sold	1,206.9	1,419.3	5,820.1	4,473.1
Lower of cost or market write-down	28.3	—	321.8	—

Gross margin	140.3	727.9	2,562.6	1,872.8

Selling, general and administrative expenses	71.3	81.2	238.1	227.6
Restructuring loss (gain)	0.6	(0.8)	0.6	9.5
Other operating expense	24.7	0.1	49.3	9.1

Operating earnings	43.7	647.4	2,274.6	1,626.6

Interest expense, net	8.2	24.7	27.1	84.2
Foreign currency transaction (gain) loss	(47.1)	(1.5)	(166.1)	70.3
Gain on sale of equity investment	—	—	(673.4)	—
Other income	(0.2)	(26.5)	(6.1)	(27.7)

Earnings from consolidated companies before income taxes	82.8	650.7	3,093.1	1,499.8
Provision for income taxes	30.7	159.2	979.6	360.9

Earnings from consolidated companies	52.1	491.5	2,113.5	1,138.9
Equity in net earnings of nonconsolidated companies	6.0	30.9	94.5	88.2
Minority interests in net loss (earnings) of consolidated companies	0.7	(1.6)	(4.7)	(6.8)

Net earnings	$58.8	$520.8	$2,203.3	$1,220.3

Diluted earnings per share	$0.13	$1.17	$4.94	$2.74

Diluted weighted average number of shares outstanding	445.8	446.1	446.2	445.1

Condensed Consolidated Balance Sheets

(In millions, except share and per share amounts)

The Mosaic Company	(unaudited)

	February 28 2009	May 31 2008
Assets
Current assets:
Cash and cash equivalents	$2,529.0	$1,960.7
Receivables, net	633.4	1,039.2
Inventories	1,434.7	1,350.9
Deferred income taxes	209.3	256.9
Other current assets	413.2	201.8

Total current assets	5,219.6	4,809.5
Property, plant and equipment, net	4,379.9	4,648.0
Investments in nonconsolidated companies	300.5	353.8
Goodwill	1,660.4	1,875.2
Other assets	212.9	133.3

Total assets	$11,773.3	$11,819.8

Liabilities and Stockholders’ Equity
Current liabilities:
Short-term debt	$90.0	$133.1
Current maturities of long-term debt	29.8	43.3
Accounts payable and accrued liabilities	1,070.2	1,843.0
Accrued income taxes	—	131.9
Deferred income taxes	38.8	34.8

Total current liabilities	1,228.8	2,186.1
Long-term debt, less current maturities	1,268.1	1,375.0
Deferred income taxes	619.9	516.2
Other noncurrent liabilities	861.2	987.9
Minority interest in consolidated subsidiaries	20.4	23.4

Stockholders’ equity:
Preferred stock, $0.01 par value, 15,000,000 shares authorized, none issued and outstanding as of February 28, 2009 and May 31, 2008	—	—
Common stock, $0.01 par value, 700,000,000 shares authorized:
Class B common stock, none issued and outstanding as of February 28, 2009 and May 31, 2008	—	—
Common stock, 444,403,349 and 443,925,006 shares issued and outstanding as of February 28, 2009 and May 31, 2008, respectively	4.4	4.4
Capital in excess of par value	2,476.6	2,450.8
Retained earnings	5,621.6	3,485.4
Accumulated other comprehensive (expense) income	(327.7)	790.6

Total stockholders’ equity	7,774.9	6,731.2

Total liabilities and stockholders’ equity	$11,773.3	$11,819.8

Condensed Consolidated Statements of Cash Flows

(In millions, except share and per share amounts)

The Mosaic Company	(unaudited)

	Three months ended		Nine months ended
	February 28 2009	February 29 2008	February 28 2009	February 29 2008
Cash Flows from Operating Activities
Net cash (used in) provided by operating activities	$(11.2)	$528.0	$936.8	$1,508.9
Cash Flows from Investing Activities
Capital expenditures	(196.7)	(86.6)	(606.8)	(247.8)
Proceeds from sale of equity method investment	—	24.6	745.7	24.6
Proceeds from sale of business	—	0.4	—	7.9
Restricted cash	3.7	(1.0)	(28.6)	(1.0)
Other	0.1	5.7	0.4	6.6

Net cash (used in) provided by investing activities	(192.9)	(56.9)	110.7	(209.7)
Cash Flows from Financing Activities
Payments of short-term debt	(116.7)	(134.2)	(310.0)	(411.2)
Proceeds from issuance of short-term debt	95.1	258.1	267.1	501.0
Payments of long-term debt	(3.8)	(158.8)	(104.9)	(796.3)
Proceeds from issuance of long-term debt	—	—	0.1	—
Proceeds from stock options exercised	0.2	11.2	4.3	48.8
Contributions from Cargill, Inc.	—	2.2	—	3.7
Excess tax benefits related to stock option exercises	—	40.2	4.8	40.2
Dividend to minority shareholder	(0.3)	(1.6)	(2.1)	(5.1)
Cash dividends paid	(22.2)	—	(66.6)	—

Net cash (used in) provided by financing activities	(47.7)	17.1	(207.3)	(618.9)
Effect of exchange rate changes on cash	(30.8)	3.8	(271.9)	33.3

Net change in cash and cash equivalents	(282.6)	492.0	568.3	713.6
Cash and cash equivalents—beginning of period	2,811.6	642.2	1,960.7	420.6

Cash and cash equivalents—end of period	$2,529.0	$1,134.2	$2,529.0	$1,134.2

Supplemental Disclosure of Cash Flow Information:

Cash paid during the period for:
Interest (net of amount capitalized)	$43.6	$55.6	$91.5	$135.0
Income taxes	155.4	104.8	915.9	201.8

Condensed Consolidated Financial Highlights

(dollars in millions)

The Mosaic Company	(unaudited)

	Three months ended		Increase/ (Decrease)		Nine months ended			Increase/ (Decrease)
	February 28	February 29			February 28		February 29
	2009	2008	Amount	%	2009		2008	Amount	%
Net sales:
Phosphates	$552.4 (b)	$1,257.8 (b)	$(705.4)	(56)%	$4,896.1	(b)	$3,671.1 (b)	$1,225.0	33%
Potash	480.8	547.3	(66.5)	(12)%	2,430.4		1,390.7	1,039.7	75%
Offshore	344.7	387.0	(42.3)	(11)%	1,955.1		1,528.8	426.3	28%
Corporate/Other (a)	(2.4)	(44.9)	42.5	95%	(577.1)		(244.7)	(332.4)	(136)%

	$1,375.5 (b)	$2,147.2 (b)	$(771.7)	(36)%	$8,704.5	(b)	$6,345.9 (b)	$2,358.6	37%

Gross margin:
Phosphates	$(63.2)	$478.4	$(541.6)	(113)%	$1,240.7		$1,229.5	$11.2	1%
Potash	206.6	209.1	(2.5)	(1)%	1,284.7		510.9	773.8	151%
Offshore (c)	(81.5)	43.2	(124.7)	NM	3.9		144.4	(140.5)	(97)%
Corporate/Other (a) (c)	78.4	(2.8)	81.2	NM	33.3		(12.0)	45.3	NM

	$140.3	$727.9	$(587.6)	(81)%	$2,562.6		$1,872.8	$689.8	37%

Operating earnings (loss):
Phosphates	$(123.9)	$442.7	$(566.6)	(128)%	$1,085.7		$1,099.7	$(14.0)	(1)%
Potash	186.0	195.9	(9.9)	(5)%	1,211.3		467.3	744.0	159%
Offshore (c)	(103.6)	18.1	(121.7)	NM	(64.7)		73.9	(138.6)	NM
Corporate/Other (a) (c)	85.2	(9.3)	94.5	NM	42.3		(14.3)	56.6	NM

	$43.7	$647.4	$(603.7)	(93)%	$2,274.6		$1,626.6	$648.0	40%

Depreciation, depletion and amortization:
Phosphates	$57.1	$46.0	$11.1	24%	$158.2		$140.7	$17.5	12%
Potash	27.1	33.7	(6.6)	(20)%	89.2		92.5	(3.3)	(4)%
Offshore	3.7	4.6	(0.9)	(20)%	12.5		13.1	(0.6)	(5)%
Corporate/Other	2.5	2.4	0.1	4%	7.6		7.1	0.5	7%

	$90.4	$86.7	$3.7	4%	$267.5		$253.4	$14.1	6%

(a)	Includes elimination of intercompany sales.
(b)

Includes PhosChem sales for its other members of $1.4 million and $69.0 million for the three months ended February 28, 2009 and February 29, 2008, and $614.0 million and $351.1 million for the nine months ended February 28, 2009 and February 29, 2008, respectively. PhosChem is a consolidated subsidiary of Mosaic.

(c)

The Offshore segment impact of lower of cost or market inventory write-downs was $32.5 million and $181.8 million for the three and nine months ended February 28, 2009, respectively; however, the consolidated impact was $28.3 million and $102.8 million for the three and nine months ended February 28, 2009, respectively, as some of the product was purchased from the Phosphates segment. The $4.2 million and $79.0 million intercompany amounts for the three and nine months ended February 28, 2009, respectively, were eliminated and included in our Corporate, Eliminations, and Other segment. In addition, the Corporate, Eliminations and Other segment includes a $5.8 million lower of cost or market inventory write-down related to nitrogen products for the nine months ended February 28, 2009.

Key Statistics
The Mosaic Company	(unaudited)

	Three months ended				Increase/ (Decrease)		Nine months ended				Increase/ (Decrease)
	February 28 2009		February 29 2008		Amount	%	February 28 2009		February 29 2008		Amount	%
Sales volumes
(000 metric tonnes):
Phosphates (a)
Crop Nutrients: North America	482		979		(497)	(51)%	1,627		2,727		(1,100)	(40)%
International	500		980		(480)	(49)%	2,378		3,321		(943)	(28)%
Phosphate Feeds	115		249		(134)	(54)%	415		683		(268)	(39)%

	1,097		2,208		(1,111)	(50)%	4,420		6,731		(2,311)	(34)%

Potash (b)
Crop Nutrients: North America	201		825		(624)	(76)%	1,271		2,404		(1,133)	(47)%
International	317		1,028		(711)	(69)%	2,328		3,046		(718)	(24)%
Non agricultural	266		249		17	7%	804		753		51	7%

	784	(c)	2,102	(c)	(1,318)	(63)%	4,403	(c)	6,203	(c)	(1,800)	(29)%

Average selling price per metric tonne:
DAP (d)	$413		$487		$(74)	(15)%	$886		$435		$451	104%
MOP (d)	565		221		344	156%	518		185		333	180%
K-Mag® (d)	354		145		209	144%	309		133		176	132%
Average price for key raw materials:
Ammonia (metric ton) (Central Florida) (e)	$496		$399		$97	24%	$631		$345		$286	83%
Sulfur (long ton)	228		175		53	30%	483		115		368	320%
Canadian resource taxes and royalties (f)	$78		$82		$(4)	(5)%	$390		$153		$237	155%

(a)	Phosphates volumes represent dry product tonnes, primarily DAP and MAP. Excludes tonnes sold by PhosChem for its other members.
(b)	Potash volumes exclude tonnes mined under a third party tolling arrangement.
(c)

Includes sales volumes (in thousands of metric tonnes) of 75 tonnes and 409 tonnes of K-Mag® for the three and nine months ended February 28, 2009, respectively, and 246 tonnes and 600 tonnes of K-Mag® for the three and nine months ended February 29, 2008, respectively.

(d)	FOB plant/mine
(e)	Delivered Tampa
(f)	Amounts in millions of U.S. dollars